AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

            AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of May 9, 1997 and amended and restated on July 17, 1997, among CTS Corporation, an Indiana corporation ("Parent"), CTS First Acquisition Corp., a New York corporation and a wholly owned subsidiary of Parent ("Sub"), and Dynamics Corporation of America, a New York corporation (the "Company").

                                    RECITALS

            A. The Boards of Directors of Parent and the Company have determined that it is in the best interests of the shareholders of their respective companies that Parent and the Company combine their respective businesses on the terms and subject to the conditions set forth herein (the "Combination");

            B. As a first step in the Combination, the Company and Parent each desire that Parent cause Sub to commence an offer to purchase up to 49.9% of the issued and outstanding shares of Common Stock of the Company, together with the associated Company Rights (the "Shares"), on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (the "Offer") and the Board of Directors of the Company (the "Company Board") has unanimously approved the Offer and has determined to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant thereto;

            C. To complete the Combination, the respective Boards of Directors of the Parent, Sub and the Company have approved the merger of the Company with and into Sub, wherein each issued and outstanding Share not owned directly or indirectly by Parent, Sub or the Company will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions of this Agreement (the "Merger");

            D. The parties desire to make certain representations, warranties and covenants in connection with the Merger and the Offer and also to prescribe various conditions to the Merger and the Offer;

            E. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

            F. Parent, Sub and two shareholders of the Company have entered into a Shareholders Agreement, dated as of July 17, 1997 (the "Shareholders Agreement"), pursuant to which, among other things, such shareholders have agreed to vote the Shares Beneficially Owned by them in favor of the adoption of the Merger Agreement.

            NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                                  I. THE OFFER

            1.01. The Offer. (a) As promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Parent will cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer whereby Sub will offer to purchase up to 49.9% of the Shares at a price of $55 per Share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"). The obligation of Parent to cause Sub to commence the Offer, to consummate the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith will be subject to, and only to, those conditions set forth in Annex A hereto.

            (b) Without the prior written consent of the Company, Sub will not, and Parent will cause Sub not to, (i) decrease or change the form of the Offer Consideration, (ii) change the conditions to the Offer or impose additional conditions to the Offer, (iii) increase the number of Shares to be purchased pursuant to the Offer to more than 50.1% of the number of Shares (calculated on a fully diluted basis), (iv) extend the expiration date of the Offer (the "Expiration Date") except (A) as required by Law and (B) that, in the event that any condition to the Offer is not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Sub must extend the Expiration Date for an aggregate of 20 additional business days (the "First Extension Date") to the extent necessary to permit such condition to be satisfied and (2) Sub may, in its sole discretion, extend the Expiration Date for up to 20 additional business days after the First Extension Period, or (v) amend any term of the Offer in any manner materially adverse to holders of Shares (including without limitation to result in any extension which would be inconsistent with the preceding provisions of this sentence), provided, however, that (1) subject to applicable legal requirements, Parent may cause Sub to waive any condition to the Offer, other than the Minimum Share Condition and the Tax Opinion Condition (each as defined in Annex A), in Parent's sole discretion and (2) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the


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

Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the conditions of the Offer, Parent will cause Sub to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date or any extension thereof.

            1.02. Offer Documents. (a) As soon as practicable on the date of commencement of the Offer, Parent and Sub will file or cause to be filed with the SEC a tender offer statement on Schedule 14D-1 (the "Schedule 14D-1") which will contain an offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and which Parent and Sub represent, warrant and covenant will comply in all material respects with the Exchange Act and other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws; provided, however, that (i) no agreement or representation hereby is made or will be made by Parent or Sub with respect to information supplied by the Company in writing expressly for inclusion in, or information derived from the Company's public SEC filings which is incorporated by reference in, the Offer Documents and (ii) no representation, warranty or covenant is made or will be made herein by the Company with respect to information contained in the Offer Documents other than information supplied by the Company in writing expressly for inclusion in or information derived from the Company Filed SEC Documents which is incorporated by reference in, the Offer Documents.

            (b) Parent, Sub and the Company will each promptly correct any information provided by them for use in the Offer Documents if and to the extent that it becomes false or misleading in any material respect and Parent and Sub will jointly and severally take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. In conducting the Offer, Parent and Sub will comply in all material respects with the provisions of the Exchange Act and other applicable Laws. Parent and Sub will endeavor to afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC.

            1.03. Company Actions. The Company hereby consents to the Offer and represents that (a) the Company Board (at a meeting duly called and held) has
(i) determined that this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the

Offer and the Merger, and such approval is sufficient to render Section 912 of the New York Business Corporation Law (the "NYBCL") inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) amended the Company Rights Agreement as described in Section 4.01(n), and (iv) resolved to recommend acceptance of the Offer by those Shareholders who wish to receive cash for their Shares and adoption of this Agreement by the holders of Shares and (b) WP&Co. has delivered to the Company Board the Fairness Opinion as described in Section 4.01(l). The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.03; provided, however, that the Company Board may withdraw, modify or change such recommendation to the extent, and only to the extent and on the conditions, specified in Section 5.02. The Company will file with the SEC simultaneously with the filing by Parent and Sub of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, "Schedule 14D-9") containing such recommendations of the Company Board in favor of the Offer and the Merger. The Company represents, warrants and covenants that Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable Laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable Laws. The Company will include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's Designees as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder and will use its reasonable best efforts to have the Schedule 14D-9 available for inclusion to the initial mailing (and any subsequent mailing) of the Offer Documents to Shareholders. Each of the Company and Parent will promptly correct any information provided by them for use in Schedule 14D-9 if and to the extent that it becomes false or misleading in any material respect and the Company will further take all lawful action necessary to cause Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Parent and its counsel will be given a reasonable opportunity to review the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. In connection with the Offer, the Company will promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and will furnish Parent such information and assistance (including updated lists of shareholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub will, and will instruct each of their respective


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

affiliates, associates, partners, employees, agents and advisors to, hold in confidence the information contained in such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the Company (or destroy and certify to the Company the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

            1.04. Directors. (a) Promptly upon the purchase of Shares by Sub pursuant to the Offer, and from time to time thereafter, (i) Parent will be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (A) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.04) and
(B) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), provided, however, that if the number of Shares purchased pursuant to the Offer equals or exceeds 49.9% of the outstanding Shares, the Board Percentage will in all events be at least a majority of the members of the Company Board, and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (A) increasing the size of the Company Board or
(B) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected to the Company Board and will use its best efforts to cause Parent's Designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company will take all lawful action necessary to effect any such election. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself, the Parent's Designees and Parent's officers, directors and affiliates required by Section 14(f) of the Exchange and Rule 14f-1 promulgated thereunder to be included in the Schedule 14D-9. Notwithstanding the foregoing, at all times prior to the Effective Time, the Company Board will include at least two Continuing Directors.

            (b) Notwithstanding any other provision hereof, of the articles of incorporation or bylaws of the Company or of applicable Law to the contrary, following the election or appointment of Parent's Designees pursuant to this
Section 1.04 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, extension by the Company for the performance or waiver of the obligations or other acts of Parent or Sub hereunder or waiver by the Company of the Company's rights hereunder will require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement (such directors, the "Continuing Directors").

            (c) Notwithstanding any other provision hereof, of the articles of incorporation or bylaws of Parent and Sub or of applicable Law to the contrary, on or after the date hereof, any amendment or termination of this Agreement by Parent or Sub, extension by Parent or Sub for the performance or waiver of the obligations or other acts of the Company hereunder or waiver by Parent or Sub of the rights of Parent or Sub hereunder will be taken by a majority of the members of the Board of Directors of Parent (the "Parent Board") who are not employed by the Company or any Subsidiary of the Company on the date hereof (such directors being on the date hereof Messrs. Lawrence J. Ciancia, Gerald H. Frieling, Jr., and Joseph P. Walker) (the "Unaffiliated Directors") or any successor thereto elected to the Parent Board with the prior approval of the Unaffiliated Directors.

            1.05. Offer Completion Date. If (a) the Minimum Share Condition is not satisfied on the Expiration Date and (b) the Average Closing Price for the ten trading days prior to the Expiration Date multiplied by the Exchange Ratio is at least $55.00, Parent and Sub may elect, by written notice from Parent to the Company not later than the first business day after the Expiration Date, to proceed with the Merger, in which case the Company, Parent and Sub will be obligated to effect the Merger subject only to the conditions specified in
Article VII other than the conditions set forth in Section 7.02(b) and 7.03(b). As used herein, "Offer Completion Date" means the earlier to occur of (i) the date on which Sub purchases Shares pursuant to the Offer and (ii) the Effective Time.

                                 II. THE MERGER

            2.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, the Company will be merged with and into Sub at the Effective Time in the Merger. Following the Effective Time, Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company in accordance with the NYBCL.

            2.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in
Article VII) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York unless another date, time or place is agreed to in writing by the parties hereto.

            2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file a certificate of merger or other appropriate documents (the "Certificate of Merger") executed in accordance with the relevant provisions of the NYBCL and will make all other filings or recordings required under the NYBCL in order to effect the Merger. The Merger will become effective at such time as the Certificate of Merger for the Merger has been duly filed with the New York Secretary of State or at such subsequent date or time as Parent and the Company agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            2.04. Effects of the Merger. The Merger will have the effects set forth in Section 906 of the NYBCL.

            2.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Sub will be the certificate of incorporation of the Surviving Corporation, amended to change the name of the Surviving Corporation to "DCA Incorporated", until thereafter changed or amended as provided therein or by Law.

            (b) The by-laws of Sub will be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

            2.06. Boards, Committees and Officers. The Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of Sub as of the Effective Time will serve as such as the directors and officers of the Surviving Corporation until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be.

      III.  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATION; EXCHANGE OF CERTIFICATES

            3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares:

            (a) Conversion of Sub Shares. At the Effective Time, each share of common stock, without par value, of Sub issued and outstanding immediately prior to the Effective Time will remain outstanding unaffected by the Merger, with the result that the Surviving Corporation will be a wholly owned Subsidiary of Parent.

            (b) Cancellation of Treasury Stock and Sub-Owned Stock. Each Share that is owned by the Company or by any wholly owned Subsidiary of the Company or by Parent or any wholly owned Subsidiary of Parent will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

            (c) Electing Shares. Subject to Sections 3.01(f) and (g) hereof, each Share outstanding immediately prior to the Effective Time with respect to which a Form of Election to receive cash has been properly made and not revoked pursuant to Section 3.01(e) (other than Shares to be cancelled in accordance with Section 3.01(b)) will, at the Effective Time, be converted into, and holders thereof will be entitled to receive therefor, $58.00 in cash (the "Cash Election Price") (such shares with respect to which an election to be converted into cash is duly filed being hereinafter referred to as "Electing Shares").

            (d) Non-Electing Shares. Each Share outstanding immediately prior to the Effective Time (other than Electing Shares and Shares to be cancelled in accordance with Section 3.01(b)) (each such share being hereinafter referred to as "Non-Electing Shares") and any Electing Shares subject to proration pursuant to Section 3.01(g) will, at the Effective Time, be converted into 0.88 (the "Exchange Ratio") fully paid and non-assessable shares of Parent Common Stock, (the "Stock Consideration" and, together with the Cash Election Price, the "Merger Consideration") subject to adjustment as provided in Section 3.03.

            (e) Form of Election. The Company will mail a form of election ("Form of Election") to holders of record of Shares as of the Record Date of the Company Shareholder Meeting. In addition, the Company will use its best efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of Company during the period between such record date and such meeting. Any election to receive the Cash Election Price contemplated by Section 3.01(c) hereof shall have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 5:00 p.m. New York City time, on the last business day preceding the date of the Company Shareholder Meeting, a Form of Election properly completed and accompanied by Certificates for the shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company, (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive cash may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. New York City time, on the last business day preceding the date of the Company Shareholder Meeting. In addition, all elections to receive cash shall automatically be revoked if the Exchange Agent is notified in writing by Parent and Company that the Merger has been abandoned. If an election to receive cash is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) for the Shares to which such election to receive cash relates shall be promptly returned to the person submitting the same to the Exchange Agent.

            (f) Limitations on Cash Payments. Anything in this Article III to the contrary notwithstanding, Electing Shares shall not be entitled to, and Parent will not be obligated in implementation of Section 3.01(c) hereof to pay, the Cash Election Price in respect of the number of Shares that exceeds (i) 49.9% of the number of Shares outstanding at the Effective Time (including Shares owned by Sub) minus (ii) the number of Shares owned by Parent, Sub and any of their respective Subsidiaries as of the Effective Time. The maximum number of Shares entitled to the Cash Election Price pursuant to this Section 3.01(f) is hereinafter referred to as the "Maximum Cash Shares".

            (g) Proration of Electing Shares. In the event that the aggregate number of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will be converted into the right to receive Merger Consideration in the following manner:

                  (i) The number of Electing Shares covered by each Form of
            Election to be converted into the Cash Election Price shall be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole number.

                  (ii) All Electing Shares not converted into the Cash Election
            Price in accordance with Section 3.01(g)(i) shall be converted into the Stock
            Consideration.

            (h) Cancellation of Shares. As of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist and each holder of a certificate representing any such Shares (a "Certificate") will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any additional cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with
Section 3.02, without interest.

            3.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent will enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent"), which will provide that Parent will deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for exchange in accordance with this Article III, through the Exchange Agent, certificates representing the shares of common stock, without par value, of

Parent ("Parent Common Stock") (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable pursuant to Section 3.01(c) or in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 3.01 in exchange for outstanding Shares.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01 (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article III.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to


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

the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, no cash payment in lieu of fractional shares will be paid pursuant to Section 3.02(e) and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock will be paid by Parent to the Exchange Agent and will be included in the Exchange Fund, in each case in accordance with this Article III. Subject to the effect of applicable escheat or similar Laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and, in the case of Certificates formerly representing Shares, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

            (d) No Further Ownership Rights in Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any cash paid pursuant to this Article III) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of previously outstanding Shares. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in this Article III.

            (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

            (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 3.02(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Shares pursuant to Section 3.02(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will sell the Excess Shares at then-prevailing prices on the New York Stock Exchange,


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

Inc. (the "NYSE"), all in the manner provided in Section 3.02(e)(iii).

            (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the prior holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders entitled thereto (the "Common Shares Trust"). The Surviving Corporation will pay out of the Common Shares Trust all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.

            (iv) Notwithstanding the provisions of Section 3.02(e)(ii) and
(iii), Parent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the average closing price for a share of Parent Common Stock as reported on the NYSE Composite Combination Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) ("Average Closing Price") for the ten trading days prior to the Closing Date and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this
Section 3.02(e)(iv).

            (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of Section 3.02(c).

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III will thereafter look only to Parent for payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

            (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent will be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate representing Shares pursuant to this Article III or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration or cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

            (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

            (i) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock or deliverable in respect thereof, pursuant to this Agreement.

            (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which has properly complied with the provisions of Section 623 of the NYBCL as to appraisal rights (a "Dissenting Share"), will be deemed to be converted into and to represent the right to receive the Merger Consideration hereunder and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 623 of the NYBCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by the NYBCL, subsequently delivers a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any such holder fails to establish his or her entitlement to rights to payment as provided in such Section 623, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has instituted a proceeding to determine the rights of holders of Dissenting Shares and to fix the fair value of Dissenting Shares in any of the circumstances described in subparagraph (h) of Section 623 within the time provided in such
Section 623, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Section 623 and, as of the later of Effective Time or the occurrence of such event, such holder's Certificate formerly representing shares of Company Common Stock will automatically be converted into and represent only the right to receive the Merger Consideration pursuant to Section
3.01 hereof, without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of Company Common Stock. The Company will give Parent (A) prompt notice of any written demands for appraisal of any Dissenting Shares, attempted withdrawals of such demands and any other instruments received by the Company relating to shareholders' rights of appraisal, (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL, and (C) the right to approve any settlement of any such demand in Parent's sole discretion.

            (k) Exchange of Certificates for Cash. Without limiting the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections to receive cash have been properly made or revoked pursuant to this Article III with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive cash was not properly made with respect to Shares, such shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Shares at the Effective Time, and such shares will be converted in the Merger into shares of Parent Common Stock pursuant to Section 3.01(d). The Exchange Agent will also make computations as to the allocation and proration contemplated by this
Article III and any such computation will be conclusive and binding on the holders of Electing Shares pursuant to this Article III. The Exchange Agent may, with the mutual agreement of Parent, make such equitable changes in the procedures set forth herein for the implementation of the cash elections provided for in this Article III as it determines to be necessary or desirable to effect fully such elections.

            3.03. Stock Split. In connection with its approval of this Agreement, the Board of Directors of Parent approved a stock split in the form of a dividend of one Parent Common Share for each then outstanding Parent Common Share (the "Stock Split"), to be effective, subject to certain conditions, immediately after the Effective Time. If the Stock Split is so effective, without further action, the Exchange Ratio will be adjusted so as to be 1.76 shares of Parent Common Stock for each Share.

                       IV. REPRESENTATIONS AND WARRANTIES

            4.01. Representations and Warranties of the Company. Except as disclosed in the Company Filed SEC Documents or as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

            (a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and has made available to Parent the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date.

            (b) Subsidiaries. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

            (c) Capital Structure. The authorized capital stock of the Company consists of 10,600,000 Shares and 894,000 shares of preferred stock of the Company ("Company Preferred Shares"). At the close of business on the last business day immediately preceding the date hereof (the "Measurement Date"), (i) 3,838,742 Shares were issued and outstanding, (ii) 3,336,419 Shares were held by the Company in its treasury, (iii) 106,000 shares of Series A Participating Preferred Stock, par value $1 per share (the "Participating Preferred"), were reserved for issuance pursuant to the Company Rights Agreement, and (iv) other than the Participating Preferred, no other Company Preferred Shares have been designated or issued. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company or any Subsidiary were issued, reserved for issuance or outstanding. At the close of business on the Measurement Date, there were no outstanding stock options, stock appreciation rights or rights to receive Shares on a deferred basis. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Measurement Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Measurement Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. The Company has delivered to Parent a complete and correct copy of the Rights Agreement, dated as of January 10, 1986 (the "Company Rights Agreement"), as amended and supplemented to the date hereof relating to rights ("Company Rights") to purchase Participating Preferred.

            (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this

Agreement, and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), (B) the
Schedule 14D-9, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of the Certificate of Merger with the New York Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such other filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval necessitated by the Offer, the Merger or the transactions contemplated hereby; and (5) such consents, approvals, Orders or authorizations the failure of which to be made or obtained could not reasonably be expected, individually or in the aggregate, to have a Company MAE.

            (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and
(iii) for liabilities and obligations incurred since March 31, 1997 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Laws relating to the protection of health, safety or the environment ("Environmental Laws"), required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

            (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, at the time such documents are first published, sent or given to holders of Shares, and any time they are amended or supplemented,
(ii) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (iii) the Joint Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, including Rule 13e-3 (if applicable, nothing herein being deemed to be an admission that Rule 13e-3 is so applicable), except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement or contained in any Parent Filed SEC Documents incorporated by reference in the Offer Documents, the Form S-4 or the Joint Proxy Statement.

            (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"), (ii) for the transactions provided for herein or permitted by
Section 5.01(a), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since March 31, 1997, the Company has conducted its business only in the ordinary course, and there has not been (1) any Company MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company stock, other than regular semiannual cash dividends at the rate in effect for the first half of 1997 ("Regular Company Semiannual Dividends"), (3) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, other than as contemplated by Section 4.01(o), (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents or referred to in Section 4.01(o), (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, other than as contemplated by Section 4.01(o), or (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds $100,000 per annum. Section 4.01(g) of the Company Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any employee of the Company.

            (h) Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Company MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which could reasonably be expected to have, individually or in the aggregate, a Company MAE.

            (i) Voting Requirements. The affirmative vote of the holders of two-thirds of the voting power of all outstanding Shares, voting as a single class, at the Company Shareholders Meeting (the "Company Shareholder Approval") to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

            (j) State Takeover Statutes. The Company Board has approved this Agreement and the consummation of the Merger and the other transactions contemplated by hereby. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under the provisions of Section 912 of the NYBCL and Article XV of the Company's Certificate of Incorporation.

            (k) Brokers. No broker, investment banker, financial advisor or other Person, other than Wasserstein, Perella & Co., Inc. ("WP&Co."), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

            (l) Opinion of Financial Advisor. The Company has received the opinion of WP&Co. (the "Fairness Opinion") to the effect that, as of the date thereof, the consideration in the form of shares of Parent Common Stock issuable in the Merger and, in the event Shares are purchased in the Offer, the cash price of such Shares, collectively, to be received by the Company's shareholders pursuant to this Agreement is fair to the Company's shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

            (m) Ownership of Parent Common Stock. Except as set forth in the Company Disclosure Schedule, neither the Company nor, to its Knowledge, any of its Affiliates, (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent.

            (n) The Company Rights Agreement. The Company Rights Agreement has been amended (the "Company Rights Plan Amendment") as set forth in the Company Disclosure Schedule to, among other things, (i) render the Company Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated hereby, including without limitation the Shareholders Agreement, and (ii) ensure that (y) neither Parent nor any of its Subsidiaries nor any of its permitted assignees or transferees is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (z) a Stock Acquisition Date or Distribution Date (in each case as defined in the Company Rights Agreement) does not occur by reason of the execution of this Agreement, the commencement or completion of the Offer, the consummation of the Merger or the other transactions contemplated hereby. Except as set forth in the Company Disclosure Schedule, the Company Rights Agreement may not be further amended by the Company without the prior consent of Parent in its sole discretion.

            (o) Employment Agreements. The Company, Parent and each of the three executive officers of the Company identified in Section 6.05(a) of the Company Disclosure Schedule (the "Executives") have entered into employment agreements among the Company, Parent and the Executives (the "Company Employment Agreements") in the form attached to the Company Disclosure Schedule. Without limiting the generality or effect of any other provision hereof, none of the Company Employment Agreements will be amended or modified, or any binding interpretation thereof made, by the Company prior to the Effective Time without the prior approval of the Parent Board.

            4.02. Representations and Warranties of Parent and Sub. Except as disclosed in the Parent Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub jointly and severally represent and warrant to the Company as follows:

            (a) Organization, Standing and Corporate Power. Each of Parent and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Parent and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of Parent and each of its Subsidiaries, taken as a whole, or on the ability of Parent and Sub to perform their respective obligations under this Agreement (any such effect, a "Parent MAE"). Parent has delivered to the Company prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws, in each case as amended to date and as proposed to be amended and restated at the Parent Shareholders Meeting (as so amended and restated, the "Amended Parent Constituent Documents") and has made available to the Company the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date.

            (b) Subsidiaries. Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all of the Subsidiaries of Parent. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens.

            (c) Capital Structure. The authorized capital stock of Parent consists of 8,000,000 shares of Parent Common Stock. The authorized capital stock of Sub consists of 1,000 shares of common stock, without par value, 100 of which are issued and outstanding and are held beneficially and of record by Parent. At the close of business on the Measurement Date, (i) 5,228,896 shares of Parent Common Stock were issued and outstanding, (ii) 578,135 shares of Parent Common Stock were held by Parent in its treasury, and (iii) 589,575 shares of Parent

Common Stock were reserved for issuance pursuant to the 1986 Stock Option Plan, the 1996 Stock Option Plan, the 1988 Restricted Stock and Cash Bonus Plan and the Stock Retirement Plan for Nonemployee Directors (such plans, collectively, the "Parent Stock Plans"). Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. At the close of business on the Measurement Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock options or other rights ("Parent Employee Stock Options") to purchase or receive Parent Common Stock granted under the Parent Stock Plans) to receive shares of Parent Common Stock on a deferred basis granted under the Parent Stock Plans or otherwise. The Parent Disclosure Schedule sets forth a complete and correct list, as of the Measurement Date, of the number of shares of Parent Common Stock subject to Parent Employee Stock Options. All outstanding shares of capital stock of Parent are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Measurement Date, there were no bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above or as contemplated by Schedule 6.05(b), as of the close of business on the Measurement Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or of any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Parent Stock Plans, as of the close of business on the Measurement Date, there were no outstanding contractual obligations of Parent or any of its Subsidiaries to issue, repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. As of the close of business on the Measurement Date, there were no outstanding contractual obligations of Parent to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

            (d) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub subject, in the case of the adoption of this Agreement and the Amended Parent Constituent Documents, to Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated thereby and compliance with the provisions thereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Significant Subsidiaries under, (i) the articles of incorporation or bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or their respective properties or assets, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Parent MAE. No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the Parent Shareholders Meeting, (B) the Schedule 14D-1, (C) the Form S-4, and (D) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of the Certificate of Merger with the New York Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws;
(4) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed for trading on the NYSE; (5) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (6) such consents, approvals, Orders or authorizations the failure of which to be made or obtained could not reasonably be expected, individually or in the aggregate, to have a Parent MAE.

            (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Parent Filed SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto,
(ii) as contemplated hereunder, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including without limitation financing relating to the transactions contemplated hereby), and (iv) for liabilities and obligations incurred since March 31, 1997 in the ordinary course of business consistent with past practice, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental Laws, required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Parent and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Parent MAE.

            (f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Offer Documents, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and any time they are amended or supplemented, (ii) the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (iii) the Joint Proxy Statement, at the date it is first mailed to Parent's shareholders or at the time of the Parent Shareholders Meeting will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, including Rule 13e-3 under the Exchange Act, if applicable, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents, the Joint Proxy Statement or the Form S-4 or contained in any Company Filed SEC Documents incorporated by reference in the Offer Documents, the Joint Proxy Statement or the Form S-4.

            (g) Absence of Certain Events. Except (i) as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Parent Filed SEC Documents"),
(ii) for the transactions provided for herein or permitted by Section 5.01(b), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since March 31, 1997, Parent has conducted its business only in the ordinary course, and there has not been (1) any Parent MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, other than regular quarterly cash dividends at the rate in effect for the first quarter of 1997 ("Regular Parent Quarterly Dividends"), (3) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock other than the Stock Split, or (4) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Parent. Section 4.02(g) of the Parent Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any employee of Parent.

            (h) Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Parent MAE, nor are there any Orders of any Governmental

Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which could reasonably be expected to have, individually or in the aggregate, a Parent MAE.

            (i) Voting Requirements. The consent actions executed by Parent as sole shareholder of Sub on the date hereof (copies of which have been previously furnished to the Company) and the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Parent Common Stock, voting as a single class, at the Parent Shareholders Meeting (the "Parent Shareholder Approval") to approve the Amended Charter Documents and the issuance of Parent Common Stock in connection with the Merger are the only votes of the holders of any class or series of Parent's or Sub's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

            (j) Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan & Co., the fees and expenses of which will be paid by Parent or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

            (k) Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan & Co. (the "Fairness Opinion") to the effect that, as of the date hereof, terms of this Agreement are fair to Parent from a financial point of view.

            (l) Ownership of Company Common Stock. Except for Shares owned by Benefit Plans maintained or contributed to by Parent to any of its Subsidiaries (the "Parent Benefit Plans") or as set forth in the Parent Disclosure Schedule, neither Parent nor, to its Knowledge, any of its Affiliates (excluding for purposes hereof any director of Parent other than the Unaffiliated Directors),
(i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Company.

            (m) Tax Matters. Parent has no plan or intention to (a) liquidate the Surviving Corporation, (b) merge the Surviving Corporation with and into another corporation, (c) sell or otherwise dispose of the stock of the Surviving Corporation, (d) cause the Surviving Corporation to (i) violate the "continuity of business" requirements of Treasury Regulation ss. 1.368-1(d) by selling or otherwise disposing of assets of the Company acquired in the Merger, or (ii) sell or dispose of any shares of capital stock of Parent owned by the Company, or (e) take any action that would reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code.

                V.   COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.01. Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 5.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in Section 5.01(a) of the Company Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

            (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof and Regular Company Semiannual Dividends, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

            (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

            (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) in the ordinary course of business consistent with past practice and (y) sales of assets which do not individually or in the aggregate exceed $1.0 million;

            (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

            (vii) make or agree to make any capital expenditure or capital expenditures other than capital expenditures set forth in the operating budget of the Company previously furnished to Parent, the relevant portions of which are set forth in Section 5.01(a)(vii) of the Company Disclosure Schedule;

            (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

            (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company Benefit Plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees including without limitation the Company Employment Agreements, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

            (x) increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

            (xi) enter into any contract or agreement, written or oral, with any affiliate, associate or relative of Parent, or make any payment to or for the benefit of, directly or indirectly, any of the foregoing;

            (xii) make any amendment to, or waive or enter into or give any binding interpretation of, any term of the Agreement, dated October 9, 1990, among the Company and certain shareholders of the Company; or

            (xiii) authorize, or commit or agree to take, any of the foregoing actions.

            (b) Conduct of Business by Parent. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Parent will, and will cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in Section 5.01(b) of the Parent Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, Parent will not, and will not permit any of its Subsidiaries to:

            (i) other than (A)(1) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Parent to its parent, or by a Subsidiary that is partially owned by Parent or any of its Subsidiaries, provided that Parent or any such Subsidiary receives or is to receive its proportionate share thereof, and
      (2) Regular Parent Quarterly Dividends, (B) the Stock Split, and (C) in connection with rights that are authorized by action of a majority of the Unaffiliated Directors which, by the terms thereof, become exercisable only after the Effective Time or, if earlier, the termination of this Agreement ("Rights"), (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) other than in connection with the Stock Split or Rights or the issuance of Parent Common Stock upon the exercise of Parent Employee Stock Options, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

            (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

            (iv) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or

            (v) authorize, or commit or agree to take, any of the foregoing actions.

            (c) Other Actions. Except as required by Law, neither the Company, on the one hand, nor Sub or Parent, on the other hand, will, and will not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in
Article VIII not being satisfied.

            (d) Advice of Changes. The Company and Parent will promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of Parent, Sub contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of Parent, Sub to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VIII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (e) Coordination of Dividends. Each of Parent and the Company will coordinate with the other regarding the declaration and payment of dividends in respect of the Parent Common Stock and the Shares and the record dates and payment dates relating thereto, it being the intention of Parent and the Company that any holder of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its Shares and/or any Parent Common Stock any such holder receives in exchange therefor pursuant to the Merger.

            (f) As used herein, "Parent's 1997 Annual Meeting" shall mean Parent's 1997 annual meeting of shareholders.

            5.02. No Solicitation by the Company. (a) The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Offer Completion Date, the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that failure to do so would create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to a Company Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.02(a), (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (B) participate in negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Except as expressly permitted by this Section 5.02(b), neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Company Board determines in good faith, after the Company has received a Company Takeover Proposal and after consultation with its financial adviser and outside counsel, that failure to do so would create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Company Takeover Proposal or terminate this Agreement pursuant to Section 8.01(i) but only if (A) prior to any such approval, recommendation or termination, the Company shall, simultaneously with giving such notice, pay the Company Termination Fee, and (B) prior to any such termination which is to be effective within two business days of the date of the Parent's 1997 Annual Meeting and any adjournment or rescheduling thereof, the Company shall have given Parent at least two business days notice of the effectiveness of such termination.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company will (i) immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal and (ii) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal, provided, however, that the Company will not be required to provide to Parent any information if and to the extent that the Company Board determines, following consultation with outside counsel, that so doing would create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law.

            (d) Nothing contained in this Section 5.02 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, the failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable Law;

provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by Section 5.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

            5.03. No Solicitation by Parent. (a) Parent will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Parent Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Parent Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Unaffiliated Directors determine in good faith, after consultation with outside counsel, that failure to do so would create a reasonable possibility of a breach of their fiduciary duties to the Parent's shareholders under applicable Law, Parent may, in response to a Parent Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 5.03(a), (A) furnish information with respect to Parent and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by Parent after consultation with its outside counsel) and (B) participate in negotiations regarding such Parent Takeover Proposal. For purposes of this Agreement, "Parent Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of Parent and its Subsidiaries or 20% or more of any class of equity securities of Parent or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Parent or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Except as expressly permitted by this Section 5.03(b), neither the Parent Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Takeover Proposal, or (iii) cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Parent Takeover Proposal (each, a "Parent Acquisition Agreement"). Notwithstanding the foregoing, in the event that prior to the Offer Completion Date, the Unaffiliated Directors determine in good faith, after Parent has received a Parent Takeover Proposal and after consultation with its financial adviser and outside counsel, that failure to do so would create a reasonable possibility of a breach of their fiduciary duties to Parent's shareholders under applicable Law, the Parent Board, by action of the Unaffiliated Directors, may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend a Parent Takeover Proposal or terminate this Agreement pursuant to
Section 8.01(f) but only if, prior to any such approval, recommendation or termination in respect of a Parent Takeover Proposal, Parent shall have paid the Parent Termination Fee.

            (c) In addition to the obligations of Parent set forth in paragraphs
(a) and (b) of this Section 5.03, Parent will (i) immediately advise the Company orally and in writing of any request for information or of any Parent Takeover Proposal, the material terms and conditions of such request or Parent Takeover Proposal and the identity of the Person making such request or Parent Takeover Proposal and (ii) keep the Company reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Parent Takeover Proposal, provided, however, that the Parent will not be required to provide to the Company any information if and to the extent that the Unaffiliated Directors determine, following consultation with outside counsel, that so doing would create a reasonable possibility of a breach of their fiduciary duties to the Parent's shareholders under applicable Law.

            (d) Nothing contained in this Section 5.03 will prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent's shareholders if, in the good faith judgment of the Unaffiliated Directors, after consultation with outside counsel, the failure so to disclose would be inconsistent with their fiduciary duties to Parent's shareholders under applicable Law; provided, however, that neither Parent nor the Parent Board nor any committee thereof may, except as expressly permitted by Section 5.03(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Parent Takeover Proposal.

            5.04. Proposed Parent Charter and Bylaws Amendments. Without further approval or consent of the Company, Parent may take all such actions as are necessary or appropriate to make amendments to its articles of incorporation or bylaws having the terms and conditions described in Annex B (respectively, the "Proposed Parent Charter Amendments" and the "Proposed Parent Bylaw Amendments"), provided however, that such amendments shall not be effective until the Effective Date. The Company will vote all shares of Parent Common Stock beneficially owned by it or any of its Subsidiaries in favor of the adoption of the Proposed Parent Charter Amendments.

                            VI. ADDITIONAL COVENANTS

            6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company, Parent and Sub will prepare and file with the SEC the Joint Proxy Statement and Parent will prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent will use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and Parent will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and Parent Stock Plans and the Company will furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

            (b) Subject to its rights to terminate this Agreement pursuant to the applicable provisions of Section 8.01, the Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval and, through the Company Board, subject to the provisions of Section 5.02(b), recommend to Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing but subject to its rights to terminate this Agreement as aforesaid, the Company's obligations pursuant to the first sentence of this Section 6.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

            (c) Subject to its rights to terminate this Agreement under the applicable provision of Section 8.01, Parent will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the Parent Shareholder Approval and, through the Parent's Board of Directors, subject to the provisions of Section 5.03(b), recommend that its shareholders approve the issuance of

Parent Common Stock pursuant to the Merger. Without limiting the generality or effect of the foregoing but subject to its rights to terminate this Agreement as aforesaid, Parent's obligations pursuant to the first sentence of this Section 6.01(c) will not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Takeover Proposal. Notwithstanding any other provision hereof, (i) subject to future action by the Unaffiliated Directors, the Proposed Parent Charter Amendments will be considered at the Parent Shareholders Meeting, (ii) the Company will vote or cause to be voted all Parent Common Stock having voting rights in respect thereof in favor of adoption of the Proposed Parent Charter Amendments, and
(iii) neither the Offer or the Merger will be subject to a condition that the Proposed Parent Charter Amendments be approved or become effective, provided, however, that the authorization of an increase in capitalization sufficient to permit the Merger Consideration to be paid will be a condition to the Merger as herein provided.

            (d) Parent and the Company will use reasonable efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting on the same date and as soon as practicable after the date hereof.

            6.02. Access to Information; Confidentiality. Each of the Company and Parent will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent will, and will cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, financial condition, results of operations, properties and personnel as such other party may reasonably request. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the other (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

            6.03. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making of all necessary registrations and filings (including filings with Governmental Entities) and taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and (iv) execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.03(a) will limit or affect actions permitted to be taken pursuant to Section 5.02 or 5.03.

            (b) In connection with and without limiting the foregoing, the Company and Parent will, and Parent will cause Sub to, (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action necessary to ensure that the Offer and the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

            (c) Notwithstanding any other provision hereof, in no event will Parent be required to agree to any divestiture, hold-separate or other requirement in connection with this Agreement or any of the transactions contemplated thereby.

            6.04. Employee Benefit Matters. (a) With respect to each Parent "employee benefit plan," as defined in Section 3(3) of ERISA, including plans or policies providing severance benefits and vacation entitlement ("Parent Plans"), if the Effective Time occurs, service with the Company will be treated as service with the Parent for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Parent Plan. Employees of the Company will be given credit under any Parent Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plans.

            (b) Following the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, the existence or terms of which do not involve any material breach of any representation, warranty or covenant of the Company hereunder.

            6.05. Certain Employee Matters; Parent Board Composition; Etc. (a) The Company will take the actions specified in Section 6.05(a) of the Company Disclosure Schedules.

            (b) Parent will take the actions specified in Section 6.05(b) of the Parent Disclosure Schedule.

            6.06. Fees and Expenses. (a) Except as set forth in this Section 6.06, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company will bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees).

            (b) In the event that (i) a Company Takeover Proposal (excluding for purposes of this Section 6.06(b)(i) only the $45.00 per share cash tender offer made by WHX Corporation prior to the date hereof (the "WHX $45.00 Bid")) is made known to the Company or any of its Subsidiaries or has been made directly to shareholders generally or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal (excluding the WHX $45.00
Bid) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(d)(i) or 8.01(d)(ii), or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.01(i) or (y) by Parent pursuant to Section 8.01(e), then the Company will promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $3 million (the "Company Termination Fee"), payable by wire transfer of same-day funds. The Company acknowledges that the agreements contained in this Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 6.06(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 6.06(b), the Company will pay to Parent and Sub their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

            (c) In the event that (i) a Parent Takeover Proposal is made known to Parent or any of its Subsidiaries or has been made directly to shareholders generally or any Person publicly announces an intention (whether or not conditional) to make a Parent Takeover Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(d)(i) or 8.01(d)(iii), or (ii) this Agreement is terminated (x) by Parent pursuant to
Section 8.01(f) or (y) by the Company pursuant to Section 8.01(g), then Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company a fee equal to $5 million (the "Parent Termination Fee") payable by wire transfer of same-day funds. Parent acknowledges that the agreements contained in this Section 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 6.06(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent or Sub for the fee set forth in this Section 6.06(c), Parent will pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

            (d) Notwithstanding any other provision hereof, as an inducement to Parent and Sub to enter into this Agreement and perform their respective obligations hereunder, the Company has paid Parent a fee equal to $2 million (the "Inducement Fee") simultaneously with the execution and delivery of this Agreement by delivery of a check in such amount, which the Company hereby irrevocably agrees to honor. The Inducement Fee is not subject to refund or return for any reason whatever and may not be used as an offset against or otherwise applied to any obligation of the Company, including without limitation the obligation to pay the Company Termination Fee.

            6.07. Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

            6.08. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use all reasonable efforts to cause each such Person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Schedule 6.09 hereto.

            6.09. NYSE Listing. Parent will use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

            6.10. Shareholder Litigation. Each of the Company and Parent will give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Sub, as applicable, or their respective directors relating to the transactions contemplated by this Agreement.

            6.11. Tax Treatment. Each of Parent and the Company will use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

            6.12. The Company Rights Agreement. The Company Board will take all further action (in addition to that referred to in Section 4.01(n)) reasonably requested in writing by Parent (including redeeming the Company Rights immediately prior to the Effective Time or amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Offer and the Merger and the other transactions contemplated hereby, including without limitation, the Shareholders Agreement, to the extent provided herein and in the Company Rights Plan Amendment. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated hereby or as set forth in the Company Disclosure Schedule, the Company Board will not (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights or any action to facilitate a Company Takeover Proposal.

            6.13. Voting of Common Stock. The Company and the Parent agree that, during the period from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms (the "Restricted Period"), (i) the Company and the Parent will not, and will cause each of their respective Subsidiaries not to, sell, transfer, or pledge any Securities of the other party or any interest therein directly or indirectly therein beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) (such ownership, "Beneficially Owned") by it or any of its Subsidiaries to any person, other than a wholly owned Subsidiary of the Company (with respect to sales of Parent Securities by the Company) or the Parent (with respect to sales of Company Securities by Parent), and (ii) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the other party's Securities, however called, including without limitation Parent's 1997 Annual Meeting, or in connection with any written consent of the holders of the other party's Securities (collectively, a "Meeting"), the Company (with respect to any Parent Meeting) or Parent (with respect to any Company Meeting) will appear at the meeting or otherwise cause the Securities of the other party Beneficially Owned by the Company or Parent, as the case may be, to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities (A) in favor of the adoption of this Agreement, the Proposed Parent Charter Amendments (with respect to any Parent Meeting) and the approval of other actions contemplated by this Agreement and any actions required in furtherance hereof, (B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Parent or the Company under this Agreement, and (C) except as otherwise agreed to in writing in advance by the other party (in its sole discretion) or expressly contemplated herein, against the following actions (other than the Merger and the transactions contemplated by this Agreement): (1) except as provided in Section 1.04, any change in the composition of the board of directors of the issuer of such Securities not approved by (x) a majority of the Company Board, in the case of changes in the Company Board, or (y) the Unaffiliated Directors, in the case of changes in the Parent Board, (2) except with respect to any changes contemplated by this Agreement, any material change in the present capitalization of the other party, including without limitation any proposal to sell a substantial equity interest of the other party or any of their respective Subsidiaries; (3) except with respect to any amendment included in the Joint Proxy Statement or contemplated by this Agreement, any amendments of the other party's articles of incorporation or bylaws; (4) except with respect to any changes contemplated by this Agreement, any other change in the other party's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, (x) during the period from the date hereof to the Offer Completion Date plus two calendar days (unless the second calendar day is not a business day, in which case the period will include the business day following the second calendar day) (the "Open Period"), at the request of Parent, the Company will take all actions necessary, including without limitation voting of Securities of Parent in furtherance of, the adjournment or postponement of the Parent's 1997 Annual Meeting to such date within the Open Period as may be so requested by Parent and (y) the parties will in all events take all such actions as may be required to adjourn Parent's 1997 Annual Meeting to June 24, 1997. The Company and Parent may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6.13. For purposes of this Section 6.13, "Securities" mean (I) the shares of Parent Common Stock or the Company Common Stock Beneficially Owned by the other party as of the relevant date, including, without duplicative counting of the same shares of Parent Common Stock or the Company Common Stock, shares of Parent Common Stock or the Company Common Stock Beneficially Owned by all other persons with whom Parent or the Company would constitute a "group" within the meaning of
Section 13(d) of the Exchange Act, and (II) any shares of Parent Common Stock, Company Common Stock or other securities of the Parent or the Company acquired by the other party in any capacity after the date hereof and prior to the Effective Time, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, transfer or as a successor in interest in any capacity or otherwise.

            6.14. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) will be assumed by Parent and Parent will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent or Sub will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. Notwithstanding any other provision hereof, the provisions of this Section 6.14 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

            (b) Parent will, and will cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and its Subsidiaries on the date hereof (and having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

            6.15. Parent Board. If the Effective Time occurs, from the date thereof until the date immediately following the date of the Parent's 1998 annual shareholders meeting or any adjournment or postponement thereof, the Parent Board will not elect any additional member thereof who is not a member of the Parent Board as of the Effective Time unless such person has been elected or nominated therefor by the unanimous vote of a committee of the Parent Board comprised of two Unaffiliated Directors and one member thereof who is not an Unaffiliated Director (or any successors thereto approved by vote of not less than two thirds of the members of the Parent Board, provided that, if Andrew Lozyniak is unable to serve as a member of the committee, Patrick J. Dorme will be his successor if Mr. Dorme is at that time a member of the Parent Board). The initial members of such committee will be Gerald H. Frieling, Jr., Andrew Lozyniak and Joseph P. Walker.

                            VII. CONDITIONS PRECEDENT

            7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions (except to the extent otherwise provided in Section 1.05):

            (a) Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

            (b) No Injunctions or Restraints. No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; and

            (c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            7.02. Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the earlier of (i) such time as Parent's Designees constitute at least a majority of the Company Board pursuant to
Section 1.04 of this Agreement and (ii) the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; and

            (b) Completion of the Offer. Sub shall have accepted for payment and paid for Shares pursuant to the Offer; provided, however, that Parent may not invoke this condition if Sub shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement.

            7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect; and

            (b) Completion of the Offer. Sub shall have accepted for payment and paid for at least 25% of the outstanding Shares pursuant to the Offer.

            7.04. Tax Opinions. In the event that Parent and Sub elect to proceed with the Merger under the circumstances described in Section 1.05, the respective obligation of each of Parent, Sub and the Company to effect the Merger will be subject to the satisfaction or waiver on or prior to the Closing Date of the condition that either Jones, Day, Reavis & Pogue or Skadden, Arps, Meagher, Slate and Flom LLP shall have delivered to Parent and the Company an opinion, dated as of the Closing Date, to the effect that, based upon certain representations, assumptions and conditions, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to such reorganization within the meaning of
Section 368(b) of the Code.

            7.05. Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02, 7.03 or 7.04, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Offer or consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                   VIII.  TERMINATION, AMENDMENT AND WAIVER

            8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval or Parent Shareholder Approval:

            (a) by mutual written consent of Parent and the Company;

            (b) by the Company if Parent shall have failed to commence the Offer within five business days following the date of the initial public announcement of the Offer;

            (c) by Parent, subject to Section 1.05, if the Offer shall have expired or have been withdrawn or terminated in accordance with the terms thereof without any Shares being purchased by Parent thereunder by reason of the failure of any condition set forth in Annex A to be satisfied;

            (d) by either Parent or the Company:

                  (i) if the Merger has not been consummated by October 31,
            1997; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                  (iii) if the Parent Shareholder Approval shall not have been obtained at a Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

                  (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

            (e) by Parent, if the Company Board or any committee thereof shall have (i) withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, the Merger or this Agreement or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal, (iii) caused the Company to enter into a Company Acquisition Agreement, or (iv) resolved to take any of the foregoing actions;

            (f) by Parent in accordance with Section 5.03(b) at any time prior to the Offer Completion Date; provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements of Section 6.06;

            (g) by the Company, if the Parent Board or any committee thereof shall have (i) withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Offer, the Merger or this Agreement or failed to reconfirm its approval or recommendation within five business days after a written request to do so, (ii) approved or recommended, or proposed publicly to approve or recommend, any Parent Takeover Proposal, (iii) caused Parent to enter into a Parent Acquisition Agreement, or (iv) resolved to take any of the foregoing actions;

            (h) by the Company at or prior to the Offer Completion Date, if Parent or Sub shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement at or prior to the Offer Completion Date, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent and Sub of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach); and

            (i) by the Company in accordance with Section 5.02(b) at any time prior to the Offer Completion Date; provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements of Section 6.06.

            8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement, other than the provisions of Section 4.01(k), Section 4.02(j),
Section 6.02, Section 6.06, this Section 8.02 and Article IX, will forthwith become void and have no effect, without any liability or obligation on the part of Sub, Parent or the Company, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            8.03. Amendment. Subject to Section 1.04, this Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after any such approval, there may not be made any amendment that by Law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            8.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreements or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

            8.05. Procedure for Termination, Amendment, Extension or Waiver. Subject to Section 1.04(b) and 1.04(c), a termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 will, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors.

                             IX. GENERAL PROVISIONS

            9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

            (a)   if to Parent or to Sub, to

                  CTS Corporation
                  905 West Boulevard North
                  Elkhart, Indiana  46514
                  Fax No.:  (219) 293-8394
                  Attention:  Jeannine M. Davis, Esq.

                  with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue, 30th Floor
                  New York, New York 10022
                  Fax No.: (212) 755-7306
                  Attention:  Robert A. Profusek, Esq.

            (b)   if to the Company, to

                  Dynamics Corporation of America
                  475 Steamboat Road
                  Greenwich, Connecticut 06830-7197
                  Fax No.: (203) 869-3211
                  Attention: Mr. Andrew Lozyniak

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Fax No.: (212) 735-2019
                  Attention:  Morris J. Kramer, Esq.

            9.03. Certain Definitions. For purposes of this Agreement:

            (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

            (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or Parent, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC and, in the case of Parent, includes Sub;

            (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

            (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers after reasonable inquiry.

            9.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

            9.05. Counterparts. This Agreement may be executed in one or more counterparts, a ll of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            9.06. Entire Agreement; No Third-Party Beneficiaries. This
Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article III and Section 6.04 are not intended to confer upon any Person other than the parties any rights or remedies.

            9.07. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

            9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            9.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                      CTS CORPORATION


                                      By:
                                            -----------------------------------
                                            Name:  Joseph P. Walker
                                            Title: Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer


                                      CTS FIRST ACQUISITION CORP.


                                      By:
                                            -----------------------------------
                                            Name:  Joseph P. Walker
                                            Title: President


                                      DYNAMICS CORPORATION OF AMERICA


                                      By:
                                            -----------------------------------
                                            Name:  Andrew Lozyniak
                                            Title: Chairman of the Board
                                                   and President

                                                                         ANNEX A

                     CONDITIONS TO COMPLETION OF THE OFFER

                  Notwithstanding any other provision of the Offer, Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e- 1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) unless the following conditions have been satisfied: (a) there have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which constitutes at least 25% of the Shares outstanding on the date of purchase (the "Minimum Share Condition"); (b) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; (c) either Jones, Day, Reavis & Pogue or Skadden, Arps, Meagher, Slate and Flom LLP shall have delivered to Parent and the Company an opinion, dated as of the date of purchase, to the effect that, based upon such representations, assumptions and conditions as the firm delivering such opinion deems necessary or appropriate, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code and (d) if at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares, none of the following events shall have occurred and be continuing:

            (i) any United States or foreign governmental entity or authority or any United States or foreign court of competent jurisdiction in the United States or any foreign country shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (a) restricts, prevents or prohibits consummation of the transactions contemplated by any of this Agreement, including the Offer or the Merger,
      (b) prohibits, limits or otherwise adversely affects the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of the Company and its Subsidiaries or compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, or (c) imposes limitations on the ability of Parent, Sub or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including without limitation the right to vote any Shares acquired by Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including without limitation the approval and adoption of the Agreement and the transactions contemplated thereby;

            (ii) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in (i) above;

            (iii) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to the materiality, material adverse effect or knowledge limitations contained therein) shall not be true and correct as of the expiration date of the Offer (as the same may be extended from time to time) as though made anew on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches which, in the aggregate, could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement;

            (iv) the Company shall not have performed or complied in all material respects with its covenants under any of this Agreement to which it is a party and such failure continues until the later of (i) 15 calendar days after actual receipt by it of written notice from Parent setting forth in detail the nature of such failure or (ii) the expiration date of the Offer;

            (v) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole;

            (vi) the Merger Agreement shall have been terminated in accordance with its terms;

            (vii) the Company Board shall have withdrawn or materially modified or changed (including by amendment of Schedule 14D-9) in a manner adverse to Sub or Parent its recommendation of the Offer, the Merger or any of this Agreement;

            (viii) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Agreement, or (iii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

            (ix) it shall have been publicly disclosed or Parent shall have otherwise learned that (a) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any affiliate controlled by it or which is referred to in clause (b) below, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding Shares, (b) any such person or group which has filed a Schedule 13D prior to the date of the Merger Agreement disclosing beneficial ownership of 20% or more of the outstanding Shares shall have acquired beneficial ownership of 25% or more of the outstanding Shares, or (c) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company.

            The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub, or Parent on behalf of Sub, regardless of the circumstances (including without limitation any action or inaction by the Sub or any of its affiliates other than a material breach by the Sub or Parent of the Agreement) giving rise to any such condition or may be waived by the Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by the Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right and may be asserted at any time and from time to time. Any good faith determination by the Sub concerning any of the events described herein will be final and binding.

                                                                         ANNEX B

                              Amended and Restated

                            ARTICLES OF INCORPORATION

                                       OF

                                 CTS CORPORATION

                                   ARTICLE I.

                                      Name

       The name of the corporation is CTS Corporation (the "Corporation").

                                   ARTICLE II.

                                    Purposes

            The purpose for which the Corporation is formed is to engage in any lawful business or activity for which corporations may be organized under the Indiana Business Corporation Law, as amended (the "IBCL").

                                  ARTICLE III.

                                Term of Existence

      The period during which the Corporation shall continue is perpetually.

                                   ARTICLE IV.

                       Principal Office and Resident Agent

      The post-office address of the principal office of the Corporation is 905 West Blvd. North, Elkhart, Indiana; and the name and post-office address of its Resident Agent in charge of such office is Jeannine M. Davis, 3819 Augusta Lane, Elkhart, Indiana.

                                   ARTICLE V.

                             Amount of Capital Stock

      The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 100,000,000 shares, consisting of 75,000,000 shares of Common Stock, without par value, and 25,000,000 shares of Preferred Stock, without par value.

                                   ARTICLE VI.

                             Terms of Capital Stock

            (a) Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation is authorized to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such series by the adoption and filing in accordance with the Indiana Business Corporation Law, before the issuance of any Preferred Shares of such series, of an amendment or amendments to these Articles of Incorporation determining the terms of such series (an "Article IV Amendment"). The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                  (i) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                  (ii) the voting powers, if any, and whether such voting powers are full or limited in such series;

                  (iii) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                  (iv) whether dividends, if any, will be cumulative or
            noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;

                  (v) the rights of such series upon the voluntary or
            involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                  (vi) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity and the rates or other determinants of conversion or exchange applicable thereto;

                  (vii) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

                  (viii) the provisions, if any, of a sinking fund for such
            series; and

                  (vix) any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

      all as may be determined from time to time by the Board of Directors and stated or expressed in the Article IV Amendment for such shares of Preferred Stock (collectively, a "Preferred Stock Designation").

                  (b) Preemptive Rights. Except as may be specified in a Preferred Stock Designation, no holder of any share or shares of any class of stock of the Corporation shall have any preemptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities, warrants or options convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, provided, however, that no provision of these Articles of Incorporation shall be deemed to deny to the Board of Directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized, at such prices and upon such other terms and conditions as the Board of Directors, in its discretion, may fix.

                                  ARTICLE VII.

                         Voting Rights of Capital Stock

      Subject to the rights, if any, of the holders of any series of Preferred Stock to vote under circumstances specified in a Preferred Stock designation, the holders of the Common Stock, without par value, shall be entitled to vote at all meetings of the shareholders and shall be entitled to cast one vote for each share of stock held by them respectively and standing in their respective names on the books of the Corporation.

                                  ARTICLE VIII.

                            Data Respecting Directors

      Section 1. Number. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors of the Board of Directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Corporation will not be less than three nor more than fifteen and will be fixed from time to time in the manner provided in the Bylaws of the Corporation.

      Section 2. Qualifications. Directors need not be shareholders of the Corporation. A majority of the Directors at any time shall be citizens of the United States.

                                   ARTICLE IX.

                    Provisions for Regulation of Business
                    and Conduct of Affairs of Corporation

      (a) Issuance of Shares. The Board of Directors is hereby authorized to direct the issuance by the Corporation of shares of Common Stock and Preferred Stock at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as it may, from time to time, determine, subject only to the restrictions, limitations, conditions and requirements imposed by the Indiana Business Corporation Law, other applicable laws and these Articles of Incorporation.

      (b) The Corporation shall have power to carry on and conduct its said business, or any part thereof, and to have one or more officers in the State of Indiana, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries;

      (c) The Corporation reserves the right to take advantage of the provisions of any amendment to The Indiana Business Corporation Law, or of any new law applicable or relating to corporations formed, organized under, or which have accepted the provisions of, the law now in force, which may hereafter be enacted, and all rights granted to, and conferred on, the shareholders of the Corporation, are granted and conferred, subject to this reservation;

      (d) Annual or special meetings of the shareholders of the Corporation may be held at the place, either within or without the State of Indiana, which may be stated in the notice of said meeting;

      (e) These Amended and Restated Articles of Incorporation shall amend and supersede and take the place of all heretofore existing Articles of Incorporation or Articles of Acceptance (and amendments thereto) of the Corporation.

                                   ARTICLE X.

                                    Liability

      To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for breach of duty if such breach constitutes wilful misconduct or recklessness or (b) for the payment of distributions to shareholders in violation of Section 23-1-28-3 of the Indiana Business Corporation Law. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article X will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

                                   ARTICLE XI.

                                 Indemnification

      Each person who was or is involved in any manner (including without limitation as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Board of Directors as a director, officer, partner, trustee, employee or agent of another corporation or a partnership, joint venture, trust, employee benefit plan or other entity, whether for profit or not for profit, whether or not the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent, will be indemnified by the Corporation to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Law, or any other applicable laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees and expenses, judgments, settlements, penalties, fines, and excise taxes assessed with respect to employee benefit plans) actually and reasonably incurred or suffered by such person in connection therewith. The right of indemnification provided in this Article XI (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Board of Directors (whether or not the directors approving such contract are or are to be parties to such contract or similar contracts), and
(b) will be applicable
to matters otherwise within its scope (with each reference in the first sentence of this Article XI to "the Corporation" being deemed for purposes of this sentence to include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction) whether or not such matters arose or arise before or after the adoption of this Article XI. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this
Article XI or the Indiana Business Corporation Law. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article XI will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

                                                                         ANNEX B
                                                                         (cont.)

                                 CTS CORPORATION

                                     BY LAWS

             (As Amended and in Effect on  ________________, 1997)

                                   ARTICLE I.

                                    Officers

      The officers of CTS Corporation (the "Corporation") shall be a President, one or more Vice Presidents, a Secretary, a Treasurer and a Controller. The Board of Directors may also elect one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers, and such other officers as may be determined, from time to time, by the Board of Directors.

      The President shall be a director of the Corporation. Any offices, other than those of President and Secretary, may be held by the same person.

      The officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors for the term of one year and until their successors have been elected and qualified. Any vacancy occurring among the above offices may be filled for the remainder of the term by the Board of Directors at any regular or special meeting, and officers so elected shall hold office until the next annual meeting of the Board of Directors and until their successors have been elected and qualified.

                                   ARTICLE II.

                         Board of Directors Organization

      Section 1. The Board of Directors shall elect, from the members of the Board of Directors who are not officers of the Corporation, an Audit Committee consisting of not less than three members. The members of the Audit Committee shall be elected at each annual meeting of the Board of Directors to serve, while qualified, at the pleasure of the Board of Directors, or if longer, for one year and until their successors have been elected and qualified.

      The Audit Committee shall be responsible directly to the Board of Directors and, in addition to such authority and duties specifically delegated by the Board of Directors, shall have the authority to review the conduct and the report of the independent financial audit of the Corporation and shall report to the Board of Directors the findings, conclusions and recommendations of the Audit Committee regarding the conduct and report of the independent financial audit.

      Unless the Board of Directors designates a Chairman, a majority of the members of the Audit Committee may designate one member of the Audit Committee as Chairman of the Audit Committee to preside at all meetings of the Audit Committee.

      Section 2. The Board of Directors shall elect from members of the Board of Directors, who are not officers of the Corporation, a Compensation Committee consisting of not less than three members. The members of the Compensation Committee shall be elected at each annual meeting of the Board of Directors to serve, while qualified, at the pleasure of the Board of Directors, or if longer, for one year and until their successors have been elected and qualified.

      The Compensation Committee shall be responsible directly to the Board of Directors and, in addition to such authority and duties specifically delegated by the Board of Directors, shall have authority to review, and make recommendations to the Board of Directors regarding the compensation, including fringe benefits and stock options, for the officers of the Corporation.

      Unless the Board of Directors designates a Chairman, a majority of the members of the Compensation Committee may designate one member of the Compensation Committee as Chairman of the Compensation Committee to preside at all meetings of the Compensation Committee.

      Section 3. The Board of Directors shall designate from members of the Board of Directors, a Chairman of the Board, who shall preside at meetings of shareholders and of the Board of Directors unless the Chairman shall designate an officer or other director of the Corporation to do so. The Chairman of the Board shall have such additional authority as granted by the Board of Directors and shall perform such other duties as are assigned from time to time by the Board of Directors.

                                  ARTICLE III.

                               Corporate Officers

      Section 1. The President shall exercise specific authority and supervision over, and shall be responsible for the direction of, the business and affairs of the Corporation, subject to the direction of the Board of Directors. In addition, the President may be designated the Chief Executive Officer and, if so, shall have the additional authority and duties and responsibilities specified in these Bylaws. The President shall also perform such other duties as may be assigned from time to time, by the Board of Directors. The President shall perform all the duties of the Chairman of the Board in the absence or during any disability of the Chairman.

      Section 2. The Board of Directors shall designate the Chairman of the Board or the President as the Chief Executive Officer of the Corporation. In addition to other duties as an officer, the Chief Executive Officer shall exercise general authority and supervision over, and shall be responsible for, management of the business and affairs of the Corporation, subject to the direction of the Board of Directors.

      The Chief Executive Officer shall determine the organization of the officers of the Corporation, shall designate to whom such officers shall report and be responsible, and subject to the direction of the Board of Directors shall determine their respective duties and responsibilities.

      Section 3. Each Vice President shall perform such duties as may be assigned from time to time by the President and shall report to and be responsible to such officer as the President shall designate. Each Vice President shall also have such additional authority and shall perform such other duties assigned from time to time, by the Board of Directors.

      The Board of Directors may designate a word or words to be placed before or after the title of Vice President to indicate organizational or functional authority or duty.

      Section 4. The Secretary shall attend all meetings of the shareholders and Board of Directors and all committees, and shall keep minutes of each meeting. The Secretary shall give proper notice of all meetings of shareholders, directors and committees, required in these Bylaws. The Secretary shall maintain proper records of ownership and transfer of the stock of the Corporation. The Secretary shall have the custody of, and affix, the seal of the Corporation and perform such other duties as may be assigned from time to time by the Board of Directors.

      Section 5. The Vice President Finance/Chief Financial Officer, shall be responsible for the financial affairs of the Corporation, shall submit to the annual meeting of shareholders a statement of the financial condition of the Corporation, and whenever required by the Board of Directors, shall give account of all transactions and of the financial condition of the Corporation. The Treasurer shall report to the Vice President Finance/Chief Financial Officer. The Treasurer shall establish and maintain appropriate banking relations and arrangements on behalf of the Corporation. The Treasurer shall receive and have custody of, and shall disburse, all moneys of the Corporation, and in the name of the Corporation, shall deposit all moneys in, and disburse all moneys from, such bank, or banks, as the Board of Directors shall designate, from time to time, as the depositories of the Corporation. The Treasurer shall perform such other duties and render such services for, and on behalf of, the Corporation as may be assigned from time to time by the Vice President Finance, Chief Financial Officer.

      Section 6. The Controller shall be the accounting officer of the Corporation and shall formulate accounting procedures to record expenses, losses, gains, assets and liabilities of the Corporation, to report and interpret results of operations of the Corporation and to assure protection of the assets of the Corporation. The Controller shall prepare and submit to the Board of Directors and the Chief Executive Officer such periodic balance sheets, profit and loss statements and other financial statements as may be required to keep such persons currently informed of the operations and the financial condition of the Corporation. The Controller shall perform such other duties assigned from time to time by the Chief Executive Officer.

      Section 7. The Assistant Secretary or Secretaries, Assistant Treasurer or Treasurer or Treasurers, and the Assistant Controller or Controllers shall perform the duties of the Secretary, of the Treasurer, and of the Controller, respectively, in the absence of those officers and shall have such further authority and perform such other duties as may be assigned.

                                   ARTICLE IV.

                          Duties of Officers Delegated

      In the absence or disability of any officer of the Corporation, the Board of Directors may delegate the powers and duties of any such officer to any other officer or director of the Corporation for such period of time as said Board of Directors may determine.

                                   ARTICLE V.

                                      Bonds

      The Board of Directors or the Chief Executive Officer may require any officer, agent, or employee of the Corporation to furnish the Corporation a bond for the faithful performance of duties and for the accounting of all moneys, securities, records, or other property of the Corporation coming into the hands of such agent or employee.

                                   ARTICLE VI.

                            Meetings of Shareholders

      Section 1. Meetings of the shareholders of the Corporation shall be held at the place, either within or without the State of Indiana, stated in the notice of said meeting.

      Section 2. The annual meeting of shareholders of the Corporation shall be held on the last Friday in April of each year or at such other time established for such meeting by 80% of the directors.

      Section 3. A complete list of the shareholders entitled to vote at any shareholders' meeting, arranged in alphabetical order and containing the address and number of shares of stock so held by each shareholder who is entitled to vote at said meeting, shall be prepared by the Secretary and shall be subject to the inspection by any shareholder at the time and place of an annual meeting and at the principal office of the Corporation for five (5) days prior thereto.

      Section 4. At all shareholders' meetings a quorum shall consist of a majority of all of the shares of stock outstanding and entitled by the Articles of Incorporation to vote on the business to be transacted at said meeting, but a meeting composed of less than a quorum may adjourn the meeting from day to day thereafter or until some future time.

      Section 5. At the annual meeting of the shareholders, there shall be elected, by plurality vote, a Board of Directors, who shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

      Section 6. At all shareholders' meetings, each shareholder shall be entitled to one (1) vote in person or by proxy for each share of common stock registered in the shareholder's name on the books of the Corporation as of the record date which shall be as fixed by the Board of Directors and entitled, by the Articles of Incorporation, to vote on the business to be transacted at said meeting.

      Section 7. The shareholders may be represented at any meeting thereof by their duly appointed Attorney-in-Fact provided the proxy so appointing said Attorney-in-Fact shall be filed with the Secretary prior to the meeting.

      Section 8. Special meetings of the shareholders of the Corporation may be called by the Chairman of the Board, by the President, by the Board of Directors, or by the shareholders holding not less than one-fourth of all of the shares of stock outstanding and entitled, by the Articles of Incorporation, to vote on the business to be transacted at said special meeting whenever in the opinion of such person or body such meeting is necessary.

      Whenever a special meeting of the shareholders shall be called by the shareholders, the call shall be delivered to the Secretary who shall issue the notice of said special meeting which is required to be given.

      Section 9. Written notice of each meeting of the shareholders shall be given by the Secretary to each shareholder of record at least ten (10) days prior to the time fixed for the holding of such meeting; said notice shall state the place, day and hour and the purpose for which said meeting is called, and said notice shall be addressed to the last known place of residence of each shareholder as shown by the stock books of the Corporation. The ten (10) days shall be computed from the date upon which said notice is deposited in the mails.

      Section 10. Notice of any shareholders' meeting may be waived in writing by any shareholder if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called and the time and place thereof.

      Section 11. No shares of stock shall be voted at any annual or special meeting of shareholders upon which any installment is due and unpaid, which are owned by the Corporation.

                                  ARTICLE VII.

                                    Directors

      Section 1. The property and business affairs of the Corporation shall be managed under the direction of the Board of Directors. Directors shall be elected by a plurality vote at the annual meeting or a special meeting of the shareholders and shall hold office for a term of one year or until their successors are elected and qualified. In case of the failure to hold the annual meeting on the date fixed herein for the same to be held, the directors shall hold over until the next annual meeting, unless prior to said meeting a special meeting of the shareholders for the purpose of electing directors has been held. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in the Articles of Incorporation and to the minimum and maximum number of authorized directors provided in the Articles of Incorporation, the authorized number of directors will be as determined from time to time by the Board of Directors. If no determination of the number of directors has been made by the Board of Directors, the number of directors shall be [seven].

      Section 2. Any vacancy occurring in the Board of Directors caused by resignation, death or other incapacity, shall be filled by majority vote of the remaining members of the Board until the next annual meeting of shareholders; provided, however, that if the vote of the remaining members of the Board of Directors shall result in a tie, such vacancy shall be filled by the shareholders at the next annual meeting of the shareholders or at a special meeting of the shareholders called for that purpose.

      Section 3. Any vacancy occurring in the Board of Directors, caused by an increase in the number of directors, shall be filled by a majority vote of the members of the Board until the next annual meeting of shareholders; provided, however, that if the vote of the members of the Board of Directors shall result in a tie, such vacancy shall be filled by the shareholders at the next annual meeting of the shareholders or at a special meeting of the shareholders called for that purpose.

      Section 4. A person shall not be nominated, stand for election or be elected as a director of the Corporation who (I) at the time of his election shall be seventy (70) years of age or older, (ii) has retired from employment by the Corporation and is sixty-five (65) years of age or older or (iii) has retired from active business and professional vocations.

                                  Article VIII.

                              Meetings of Directors

      Section 1. Following the annual meeting of shareholders, the annual meeting of the Board of Directors shall be held without notice, each and every year hereafter, at the time and place determined by the directors.

      Section 2. Regular meetings of the Board of Directors shall be held without notice at 9:00 A.M. on the last Friday of February, June, August, October and December at the offices of the Corporation, unless another time and place is designated.

      Section 3. Special meetings of the Board of Directors may be called by the Chairman of the Board, by the President, or by three (3) members of the Board of Directors on three (3) days' notice by mail, or an twenty-four (24) hours' notice by telegraph, telephone, facsimile or other similar medium of communication to each director, which notice shall be addressed to the last known place of business or residence of each director, and said meetings may be held either at the office of the Corporation or at such other place as may be designated in the notice of said meeting.

      Whenever a special meeting of the Board of Directors shall be called, in accordance with the provision of this section, by members of the Board of Directors, the call shall be in writing, signed by said directors and delivered to the secretary who shall thereupon issue the notice calling said meeting.

      Section 4. Not less than one-half at the whole Board of Directors, shall constitute a quorum for the transaction of any business except the filling of vacancies, but a smaller number may adjourn, from time to time, until a future date or until a quorum is secured.

      For the purpose only of filling a vacancy or vacancies in the Board of Directors, a quorum shall consist of a majority of the whole Board of Directors, less the vacancy or vacancies therein.

      The act of a majority at the directors present at a duly called, at which a quorum is present shall be the act of the Board of Directors.

                                   ARTICLE IX.

                          Compensation of Directors and
                              Members of Committees

      The members of the Board of Directors and members of committees of the Corporation, who are not salaried employees of the Corporation, shall receive such compensation for their services to be rendered as members of the Board of Directors, or of committees, as may, from time to time, be fixed by the Board of Directors and the compensation so fixed shall continue to be payable until the Board of Directors shall have thereafter fixed a different compensation, which it may do at any annual, regular or special meeting.

                                   ARTICLE X.

                              Certificates of Stock

      Section 1. Certificates of stock shall be issued to those legally entitled thereto, as may be shown by the books of the Corporation, and shall be signed by the President and attested by the Secretary.

      Section 2. The Corporation may appoint one or more transfer agents and/or registrars to issue, countersign, register, and transfer certificates representing its capital stock and signatures of the Corporation's officers and of the transfer agents on stock certificates may be facsimiles. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books.

      Section 3. The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificate for any such stock. A new certificate or certificates shall be issued upon the surrender of the mutilated certificate or, in case of loss, theft, or destruction, upon (I) delivery of an affidavit or affirmation, and
(ii) delivery of a bond in such sum and in such form and with such surety or sureties as the Board of Directors (by general or specific resolutions) or the President may approve, indemnifying the Corporation against any claim with respect to the certificate or certificates alleged to have been lost, stolen or destroyed. However, the Board may, in its discretion, refuse to issue new certificate or certificates, save upon the order of some Court having jurisdiction in such matters.

                                   ARTICLE XI.

                                Transfer of Stock

      Section 1. The stock transfer books of the Corporation may from time to time be closed by order of the Board of Directors for any lawful purpose and for such period consistent with law, but not exceeding thirty (30) days at any one time, as the Board of Directors may deem advisable. In lieu of closing the stock transfer books as aforesaid, the Board of Directors may, in its discretion, fix in advance a date not exceeding fifty (50) days or less than ten (10) days next preceding the date of any meeting of shareholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect, as the record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or entitled to receive any such dividend or to any such allotment of rights or to exercise the rights of any such change, conversion or exchange of capital stock; and, in such case, only such shareholders as shall be shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such payment of dividend or to receive such allotment of rights or to exercise such rights as the case may be, notwithstanding any transfer of stock on the books of the Corporation after such record date fixed as aforesaid. In the event the Board of Directors fails to fix in advance the record date for the determination of the shareholders entitled to notice of and to vote at any meeting, no share of stock transferred on the books of the corporation within ten (10) days next preceding the date of a meeting shall be voted at such meeting.

      Section 2. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the legal owner thereof and accordingly shall not be bound to recognize any equitable claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided in the laws of the State of Indiana.

      Section 3. The assignment of any certificate of stock shall constitute an assignment to the assignee of the shares so assigned and of all dividends on the shares assigned which are declared payable as of a record date subsequent to the date the assignment is recorded on the stock record books of the Corporation.

                                  ARTICLE XII.

                                   Fiscal Year

      The fiscal year of the Corporation shall correspond to the calendar year.

                                  ARTICLE XIII.

                                Checks for Money

      All checks, drafts or other orders for the payment of funds of the Corporation shall be signed by either the Chairman of the Board, the President, or the Treasurer, or by such other individual or individuals as may hereafter, from time to time, be designated by the Board of Directors. No check, draft or other order for the payment of funds of the Corporation shall be signed in blank, either as to the amount of the check, draft or other order, or as to the name of the payee.

                                  ARTICLE XIV.

                                    Dividends

      The Board of Directors may declare and pay dividends out of the unreserved and unrestricted earned surplus of the Corporation. Dividends may be declared at any annual, regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in the shares of the capital stock of the Corporation, as provided by the Articles of Incorporation and the laws of the State of Indiana.

                                   ARTICLE XV.

                                     Notices

      Section 1. A notice required to be given under the provisions of these Bylaws to any shareholder, director, officer and member of any committee shall not be construed to mean personal notice but may be given in writing by depositing the same in a post office or letter box in a postpaid sealed wrapper addressed to such shareholder, director, officer and member of any committee at such address as appears upon the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed.

      Section 2. Any shareholder, director, officer and member of any committee may waive, in writing, any notice required to be given by these Bylaws, either before or after the time said notice should have been issued.

                                  ARTICLE XVI.

                            Compensation of Officers

      The officers of the Corporation shall receive such compensation for their services as may, from time to time, be fixed by the Board of Directors, and the compensation so fixed shall continue to be payable until the Board of Directors shall have fixed a different compensation, which it may do at any annual, regular, or special meeting.

                                  ARTICLE XVII.

                                 Corporate Seal

      The seal of the Corporation shall be a plain circular disk having engraved thereon, near the outer edge thereof, at least the words, "CTS Corporation" and in the center thereof the word, "Seal".

                                 ARTICLE XVIII.

                                 Indemnification

      Section 1. General. Without limiting the generality or effect of Article XI of the Articles of Incorporation, the Corporation shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Law (hereinafter the "IBCL"), or any other applicable laws, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is involved in any manner (including without limitation as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereinafter a "proceeding"), by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Board of Directors as a director, officer, partner or trustee of another corporation or a partnership, joint venture, trust, employee benefit plan or other entity, whether for profit or not for profit, (any such person hereinafter an "indemnitee"), whether or not the basis of such proceeding is alleged action in an official capacity while serving as a director, or officer, against all expense, liability and loss (including attorneys' fees and expenses, judgments, settlements, penalties, fines, and excise taxes assessed with respect to employee benefit plans) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that, except as provided in
Section 3 of this Article XVIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Article XVIII shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the IBCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Section 2 or otherwise.

            The rights to indemnification and to the advancement of expenses conferred in Article XVIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators. For purposes of Article XVIII, references to "the Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

            Section 3. Right of Indemnitee to Bring Suit. If a claim under
Section 1 or Section 2 of this Article XVIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
(ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the IBCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the IBCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XVIII or otherwise shall be on the Corporation.

            Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article XVIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

            Section 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the IBCL.

            Section 6. Vested Right to Indemnification. The right of any individual to indemnification under this Article XVIII shall vest at the time of occurrence or performance of any event, act or omission giving rise to any Proceeding and once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these Bylaws. Notwithstanding the foregoing, the indemnification afforded under this
Article XVIII shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of these Bylaws, and to the extent such prior acts or omissions cannot be deemed to be covered by these Bylaws, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

            Section 7. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of this corporation, or to any individual who is or was serving at the request of the Board of Directors as an employee or agent of another corporation or a partnership, joint venture, trust, employee benefit plan or other entity, whether for profit or not for profit, to the fullest extent of the provisions of these Bylaws with respect to the indemnification and advancement of expenses of directors and officers of this corporation.

            Section 8. Business Expense. Any payments made to any indemnified party under these Bylaws or under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board, to any action for corporate waste or to any similar action.

            Section 9. Severability. If any provision or provisions of Article XVIII is or are held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of such Article (including without limitation all portions of any paragraph of such Article containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of such Article (including without limitation all portions of any paragraph of such Article containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or illegal, or unenforceable.

                                  ARTICLE XIX.

                                   Amendments

      Section 1. These Bylaws may be amended, altered, repealed, or added to at any annual or regular meeting of the directors, or at any special meeting thereof.

      Section 2. No amendment, alteration or addition to these Bylaws shall become effective unless the same is adopted by the


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

affirmative vote of a majority of the members of the Board of Directors.

                                   ARTICLE XX.

                           Control Share Acquisitions

      As provided for in Section 5 thereof, Chapter 42 of the Indiana Business Corporation Law, relating to control share acquisitions, shall not apply to control share acquisitions of shares of the corporation made after March 3, 1987.


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